Exhibit 99.1

AUDIT COMMITTEE COMPLETES INTERNAL REVIEW

COMPANY EXPECTS TO RESTATE FINANCIAL STATEMENTS

IRVINE, CA - November 15, 2004 - Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced that the previously announced internal review of certain accounting matters directed by its Audit Committee has been completed. The Company is reviewing the results of the internal review and expects to restate its financial statements for the second, third and fourth quarters of 2003, the full 2003 fiscal year and the first and second quarters of 2004.

The Audit Committee reviewed the accounting treatment of certain unapplied credits that were inappropriately recognized as revenue during the four quarters ended March 31, 2004. Based on the results of the review, the amount of unapplied credits taken into revenue is expected to be approximately $400,000 for the second, third and fourth quarters of 2003 combined and approximately $50,000 for the first quarter of 2004. The unapplied credits reviewed were originally recorded between 1996 and 2003.

The Audit Committee also reviewed the accounting treatment of uncashed checks issued by the Company which were inappropriately recorded as a reduction of expenses. Based on the results of the review, the aggregate amount of reversed expenses is expected to be approximately $165,000. The reduction of expenses were recorded primarily in the second, third and fourth quarters of 2003. The uncashed checks reviewed were issued between 1996 and 2003.

The Company concluded that the accounting treatments of the unapplied credits and the uncashed checks were not correct.

Based upon the Company’s current expectations, as soon as practicable, it intends to file with the Securities and Exchange Commission amendments to its Form 10-Q and Form 10-K filings for the fiscal periods for which the financial statements are expected to be restated. Accordingly, such financial statements should not be relied upon until the Company files the amendments containing the restated financial statements. In addition, the filing of the Company’s Form 10-Q quarterly report for the quarter ended September 30, 2004 will be further delayed pending the anticipated filing of the restated historical financial statements.

As a result of the delay in filing the Company’s third quarter 2004 Form 10-Q, the Company expects to receive a notification from Nasdaq that it is not in compliance with the filing requirements for continued listing on Nasdaq and that its common stock may be subject to delisting from the Nasdaq National Market. In addition, the Company anticipates that Nasdaq will add a fifth character, “E,” to the Company’s trading symbol “ABTL” to denote the filing delinquency. Following receipt of the notification, the Company will request a hearing before a Nasdaq Listing Qualifications Panel.

The Company also announced that Mr. Hoshi Printer has resigned as the Company’s Executive Vice President and Chief Financial Officer. Mr. Printer will remain an employee of the Company. Mr. Michael Schmidt, Senior Vice President, Finance of the Company, will assume the functions of the Company’s Chief Financial Officer pending the Company appointing a Chief Financial Officer.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM (customer relationship management) products and programs. The Company owns and operates the automotive websites Autobytel.com, Autoweb.com, Carsmart.com, Car.com and AutoSite.com, as well as AIC (Automotive Information Center), a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel is also a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. As the Internet’s largest new car buying service, Autobytel generates over a billion dollars a month in car sales for dealers through its services and was the most visited new car buying and research destination in 2003, reaching millions of car shoppers as they made their vehicle buying decisions. Autobytel’s car-selling sites and lead management products are used by more of the nation’s top-100 e-dealers than any other program.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees at acquired entities, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2003, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

CONTACT: Autobytel Inc.
Jennifer Klein (Investors),
(949) 862-1362
jenniferkl@autobytel.com

Melanie Webber (Media)
(949) 862-3023
melaniew@autobytel.com